1155 Rene-Levesque Boulevard West, Suite 2720
                                                       Montreal, Quebec, H3B 2K8
                                              T(514) 337-2447 // F(514) 337 0985
[LOGO OF MANARIS CORPORATION]


Manaris Corporation Appoints Jos Wintermans to the Board

MONTREAL, CANADA--(CCNMatthews - November 7, 2005)- Manaris Corporation President and CEO, John Fraser, is pleased to announce the appointment of Jos J. Wintermans to its board of directors.

Mr. Wintermans is an experienced CEO and Board member and has an impressive track record of identifying corporate inefficiencies, implementing solutions and improving cash flow. He has successfully experienced turnaround situations for a number of small to large cap companies in industries including financial services, retail, manufacturing and distribution.

Commenting on Mr. Wintermans' appointment, Mr. Fraser stated, "Jos is an extremely valued addition to the Manaris Board and I am confident that his knowledge will significantly contribute to streamlining Manaris' activities efficiently and profitably. We are fortunate to be able to add his guidance and counsel to our Board and I look forward to working with him through this critical stage of evolution."

Mr. Wintermans commented that: "I am looking forward to working with Manaris' Board and management team and to contributing to the healthy growth of its very promising subsidiaries in order to provide shareholders the returns we believe are possible."

About Manaris Corporation

Through its wholly-owned subsidiaries, Manaris Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Chartrand Laframboise Investigation provides corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contacts:

Mr. John Fraser

President and CEO
(514) 337-2447

Linda Farha
Zenergy Communications
514 273 4034
linda@zenergycom.com